FUSION

Philip Turits

CONTACT:

212-201-2407

pturits@fusiontel.com

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Fusion Reports Fourth Quarter and Full Year 2010 Results

NEW YORK, April 14, 2011 - Fusion (OTC BB: FSNN) today announced financial results for the quarter and full year ended December 31, 2010

Fusion reported consolidated revenues of $41.8 million and $11.3 million for the year and quarter ended December 31, 2010, respectively.  This represented an increase in consolidated revenues of 2% for the year and a decrease of 1.2% for the quarter, when compared to revenues of $40.9 million and $11.4 million for the year and quarter ended December 31, 2009. The increase over the prior year was primarily attributable to a 64% revenue increase in the Corporate Services segment due to growth in customer acquisition. The decrease in consolidated revenue for the fourth quarter of 2010 was primarily due to lower traffic volumes in the Carrier Services segment resulting from constraints on working capital availability, the challenging economic environment, resource limitations resulting from the Company’s focus on cost-control, and normally expected quarter-to-quarter variations in traffic.

Consolidated gross margin increased 16.2% to 9.4% for the full year as compared to 8.3% for 2009.  Consolidated gross margin decreased $.02 million to 8.8% for the fourth quarter of 2010 compared to 10.2% for the fourth quarter of 2009. The increase in consolidated gross margin for the full year is a result of stronger gross margins in the Carrier Services segment, as well as an increased contribution from the higher margin Corporate Services segment, which achieved a gross margin for the fourth quarter and full year 2010 of 38.1% and 39.3% respectively.

In addition, despite slightly lower revenues for the Carrier Services segment, revenues for the Corporate Services segment increased by 64.1% when comparing 2010 to 2009 and by 36% when comparing the fourth quarter of 2010 to the fourth quarter of 2009. The fourth quarter was our twelfth successive quarter of growth in both revenue and margin for the Corporate Services segment, and reflects our strong and continuing commitment to building this segment.

Selling, general and administrative costs decreased by 4% when comparing 2010 to 2009. SG&A costs increased 1.3% when comparing the fourth quarter of 2010 with the fourth quarter of 2009, as a result of a one-time non-cash reversal of a gain on legal expenses during the fourth quarter of

2009. Excluding this one-time reversal, SG&A costs decreased 2.1% in the fourth quarter of 2010 compared to the fourth quarter of 2009.

For the year ended December 31, 2010, adjusted EBITDA loss (earnings before interest, taxes, depreciation, amortization, and specific non-recurring and non-cash adjustments) decreased $.0.9 million or 17%, to ($4.5) million, compared to ($5.4) million for the year ended December 31, 2009. Excluding the impact of reclassification to discontinued operations, adjusted EBITDA loss for 2010 decreased by $2.6 million or 36% to ($4.5) million, compared to ($7.1) million in 2009.

Fusion also reported a decrease in net loss for the year ended December 31, 2010, compared to the year ended December 31, 2009.  For 2010, Fusion reported a net loss of ($5.8) million, and a net loss applicable to common stockholders of ($6.4) million or ($0.06) per share, compared to a net loss of ($9.6) million, and a net loss applicable to common stockholders of ($10.2) million or ($0.16) per share, during the year ended December 31, 2009.

As of December 31, 2010, and December 31, 2009, the Company had current assets of $2.9 million.  Total liabilities as of December 31, 2010, were $13.0 compared to $12.7 at December 31, 2009. Stockholders' equity (deficit) at December 31, 2010 was ($8.1) million, compared to ($7.3) million at December 31, 2009.

Commenting on the results, Matthew Rosen, Chief Executive Officer of Fusion, said, “Last year was the first full year of operations since our exit from the consumer business in 2009. During the year we continued our sharp focus on both the corporate and carrier segments of our business which, coupled with our cost-cutting measures and a company-wide commitment to drive operating efficiencies, led to a 39.5% improvement in net loss and a 17% improvement in adjusted EBITDA when comparing 2010 to 2009. While raising the capital required to fund our operations remains a key objective, we made significant financial and operational progress this past year in achieving our long term business goals, and we remain optimistic about our ability to have a strong 2011.”

Expanding on Mr. Rosen’s comments, Don Hutchins, President and Chief Operating Officer of Fusion, said, “We are particularly pleased with the steady quarter-over-quarter growth in revenue and gross margin in our corporate business segment, and the fact that corporate revenue and gross margin increased by 64.1% and 78.6%, respectively, when compared to the prior year. This strong performance, when combined with the 13.6% year-over-year improvement in carrier gross margin, led to an overall improvement of 16.4% in consolidated gross margin.  We believe our continued focus on growing the corporate and carrier business segments during 2011, will position us well for continued progress this year in achieving our business and financial objectives.”

Use of Non-GAAP Financial Measures:

The Company believes that EBITDA (earnings before interest, taxes, depreciation and amortization) is useful to investors because it is commonly used in the communications industry to analyze companies on the basis of operating performance and leverage. The Company also believes that EBITDA provides investors with a measure of the Company's operational and financial progress that corresponds with the measurements used by management as a basis for allocating resources and making other operating decisions. Adjusted EBITDA provides an adjusted view of EBITDA that takes into account certain significant nonrecurring transactions, such as impairment losses associated with divested businesses and forgiveness of debt, which vary significantly between periods and are not recurring in nature. Although the Company uses adjusted EBITDA as one of several financial measures to assess its operating performance, its use is limited as it excludes certain significant operating expenses. EBITDA and adjusted EBITDA are not intended to represent cash flows for the period presented, nor have they been presented as an alternative to operating income or as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with Generally Accepted Accounting Principles (GAAP).  Consistent with the SEC Regulation G, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, which can be viewed under the heading "Reconciliation of Net Income (Loss) to Adjusted EBITDA", immediately following the Consolidated Statements of Operations included in this press release.

Statements in this press release that are not purely historical facts, including statements regarding Fusion's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, introduction of products in a timely fashion, market acceptance of new products, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render Fusion's products obsolete, delays in obtaining regulatory approvals, potential product recalls, securing necessary funding and litigation. Risk factors, cautionary statements, and other conditions which could cause Fusion's actual results to differ from management's current expectations are contained in Fusion's filings with the Securities and Exchange Commission and are available through http://www.sec.gov.

Fusion Telecommunications International, Inc. and Subsidiaries
Consolidated Statement of Operations

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues	$ 11,297,196	$ 11,433,533	$ 41,763,002	$ 40,938,615
Operating expenses:
Cost of revenues	10,303,790	10,261,872	37,830,121	37,553,727
Depreciation and amortization	209,991	341,263	847,881	1,361,798
Loss on impairment	19,018	-	19,018	243,000
Selling, general and administrative expenses	2,253,182	224,141	8,847,474	9,216,292
Advertising and marketing	2,419	28,186	38,973	42,705
Total operating expenses	12,788,400	10,855,462	47,583,467	48,417,522
Operating loss	($1,491,204)	$ 578,071	($5,820,465)	($7,478,907)
Other income (expenses):
Interest income	107	176	491	4,233
Interest expense	(34,236)	(58,786)	(181,205)	(387,460)
Gain on settlements of debt	-	12,758	159,500	12,758
Other	35,566	(67,528)	54,456	(62,043)
Total other income (expenses)	1,437	(113,380)	33,242	(432,512)
Loss from continuing operations	(1,489,767)	(1,535,309)	(5,787,223)	(7,911,419)
Discontinued operations:
Loss from discontinued operations	69,875	(206,950)	(12,257)	(1,674,793)
Net loss	(1,419,892)	(1,742,259)	(5,799,480)	(9,586,212)

Loss applicable to Common Stockholders:
Loss from continuing operations	(1,489,767)	(1,535,309)	(5,787,223)	(7,911,419)
Preferred stock dividends in arrears	(147,099)	(161,214)	(583,600)	(639,600)
Net loss from continuing operations applicable
to Common Stockholders:	(1,636,866)	(1,696,523)	(6,370,823)	(8,551,019)
Income (loss) from discontinued operations	69,875	(206,950)	(12,257)	(1,674,793)
Net loss applicable to Common Stockholders	($1,566,991)	($1,903,473)	$ 6,383,080	($10,225,812)

Basic and diluted net loss per common share:
Loss from continuing operations	($1,636,866)	$ 1,696,523	($6,370,823)	($8,551,019)
Income (loss) from discontinued operations	69,875	(206,950)	(12,257)	(1,674,793)
Net loss applicable to Common Stockholders	($0.01)	$ 0.04	($0.06)	($0.16)

Weighted average common shares outstanding:
Basic and diluted	132,010,498	42,924,966	115,848,332	65,475,687

Fusion Telecommunications International, Inc. and Subsidiaries
Consolidated Balance Sheet
December 31,
2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$ 20,370	$ 99,019
Accounts receivable, net of allowance	2,721,585	2,500,319
Restricted cash, current portion	-	168,176
Prepaid expenses and other current assets	103,009	130,647
Assets held for sale	1,089	6,513
Current assets reclassified to discontinued operations	12,449	32,283
Total current assets	2,858,502	2,936,957

Property and equipment, net	1,124,398	1,664,583

Other assets:
Security deposits	13,330	23,008
Restricted cash, net of current portion	533,437	248,390
Intangible assets, net	409,000	489,294
Other assets	39,486	92,119
Total other assets	995,253	852,811
TOTAL ASSETS	$ 4,978,153	$ 5,424,351

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Promissory notes payable - non related parties	$ 683,870	$ 725,000
Promissory notes payable - related parties	2,420,625	1,682,187
Capital lease/equipment financing obligations, current portion	4,550	14,831
Escorw payable	155,000	321,418
Accounts payable and accrued expenses	9,178,674	9,263,872
Current liabilities reclassified to discontinued operations	165,274	360,294
Total current liabilities	12,607,993	12,367,602

Long-term liabilities:
Capital lease/equipment financing obligations, net of current portion	0	2,587
Other long-term liabilities	428,646	336,815
Total long-term liabilities	428,646	339,402
Commitments and contingencies
Stockholders' deficit:
Preferred stock, Class A-1, A-2, A-3 & A-4	73	80
Common stock	1,320,105	925,440
Capital in excess of par value	135,613,755	130,984,766
Accumulated deficit	(144,992,419)	(139,192,939)
Total stockholders' deficit	(8,058,486)	(7,282,653)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$ 4,978,153	$ 5,424,351
5 Fusion Telecommunications International, Inc. and Subsidaries
Reconciliation of Net Loss to Adjusted EBITDA

Three Months Ended	Years Ended
December 31,	December 31,
2010	2009	2010	2009
Net Loss	($1,419,892)	($1,742,259)	($5,799,480)	($9,586,212)
Loss from discontinued operations	(69,875)	206,950	12,257	1,674,793

Loss from continuing operations	(1,489,767)	(1,535,309)	(5,787,223)	(7,911,419)

Adjustments:
Interest (income) expense, net	34,129	58,610	180,714	383,227
Depreciation and amortization	209,991	341,263	847,881	1,361,798
Loss on impairment	19,018	-	19,018	243,000

EBITDA	($1,226,629)	($1,135,436)	($4,739,610)	($5,923,394)
Adjustments to EBITDA:
Forgiveness of debt	-	(12,758)	(159,500)	(12,758)
Gain/(loss) on disposal of fixed assets	-	71,178	-	71,178
Non cash compensation	253,496	294,601	253,496	294,601
Other taxes	132,891	131,126	132,891	131,126

Adjusted EBITDA	($840,242)	($651,289)	($4,512,723)	($5,439,247)

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